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                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT, dated as of March 12, 2001, by and between TransPro, Inc., a Delaware corporation (the "Company"), and Charles E. Johnson (hereinafter called the "Employee").

                                   WITNESSETH:

         WHEREAS, the Company desires that the Employee serve as the President and Chief Executive Officer of the Company and the Employee is willing to serve the Company in such capacities.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:

Section 1.        Employment

         Effective as of March 12, 2001, the Company will employ the Employee and the Employee will perform services for the Company and its subsidiaries on the terms and conditions set forth in this Agreement and for the period specified in Section 3 hereof ("Term of Employment").

Section 2.        Duties

         The Employee, during the Term of Employment, will serve the Company as its President and Chief Executive Officer. The Employee shall be based at the Company's headquarters in New Haven, Connecticut, other than for periodic travel in the ordinary course of business. The Employee will have such duties and responsibilities as are assigned to him by the Board of Directors of the Company commensurate with his position as President and Chief Executive Officer of the Company.

         The Employee will perform his duties hereunder faithfully and to the best of his abilities and in furtherance of the business of the Company and its subsidiaries, and will devote his full business time, energy, attention and skill to the business of the Company and its subsidiaries and to the promotion of its interests, except as otherwise agreed by the Company.

         The Employee warrants and represents that he is free to enter into this Agreement and is not restricted by any prior or existing agreement and the Company may rely on such representation in entering into this Agreement.

Section 3.        Term of Employment

         The initial Term of Employment of this Agreement will be the period commencing on
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the date hereof and ending on March 11, 2003, unless earlier terminated pursuant to Section 11 hereof. At the end of the initial Term of Employment, and on each anniversary thereof, the Term of Employment will automatically be extended for one (1) additional year, unless the Company or the Employee will have given written notice to the other that it does not wish to extend this Agreement at least ninety (90) days in advance.

Section 4.        Salary

         The Employee will receive, as compensation for his duties and obligations to the Company pursuant to this Agreement, a base salary at the annual rate of Three Hundred Sixty Thousand Dollars ($360,000), payable in substantially equal installments in accordance with the Company's payroll practice. It is agreed between the parties that the Company will review the base annual salary annually and in light of such review may (but will not be obligated to), in the discretion of the Board of Directors of the Company, increase such annual base salary taking into account any change in the Employee's responsibilities, increases in the cost of living, performance by the Employee, and other pertinent factors.

Section 5.        Bonus

         During the Term of Employment, the Employee will be eligible for an annual cash bonus based on the achievement of specified Company performance goals as determined by the Board of Directors, with a target bonus of seventy-five percent (75%) of base salary for the applicable year with respect to which such bonus is awarded and a maximum bonus of one hundred fifty percent (150%) of base salary for the applicable year with respect to which such bonus is awarded. The threshold metric for payment of any bonus shall be 90% of targeted performance goals (at which point the Employee will be entitled to a bonus of ten percent (10%) of base salary for the applicable year).

         Any bonus earned above the target of 75% of base salary for any year will be contributed on a tax-deferred basis into a Rabbi Trust under a plan pursuant to which, at the sole discretion of the Board of Directors, some portion thereof (determined on a year-to-year basis) may be invested in Company stock or deferred stock units. The deferral time period shall not be less than three (3) years. Termination for Serious Cause or by the Employee without Good Reason prior to the three (3) year deferral time period shall result in forfeiture of the deferral. A Change of Control that results in termination not for Serious Cause or Good Reason shall result in a waiver of the deferral time period.

Section 6.        Options

         (a) Initial Options. Concurrently herewith, the Company will grant to the Employee, pursuant to the TransPro, Inc. 1995 Stock Plan (the "Plan"), non-qualified stock options (the "Initial Options") to purchase Sixty Thousand (60,000) shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), at a price per share equal to the fair market value per share of the Company's Common Stock as provided in the Plan. One third (1/3) of the Initial Options will become exercisable after the first anniversary of the date hereof, an additional one third (1/3) of the Initial Options will become exercisable after the second

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anniversary of the date hereof, and the final one third (1/3) of the Initial
Options will become exercisable after the third anniversary of the date hereof.

         (b) Additional Options. The Company will grant to the Employee pursuant to the Plan, not later than June 30, 2001, non-qualified stock options (the "Additional Options", and together with the Initial Options, the "Options") to purchase Forty Thousand (40,000) shares of the Company's Common Stock. The price per share of each Additional Option will be equal to the fair market value per share of the Company's Common Stock at the time of grant as provided in the Plan. The Additional Options shall become exercisable upon attainment of certain Company performance thresholds (based upon stock price performance, EBITDA targets or other applicable targets) to be mutually agreed upon by the Company's Board of Directors and the Employee.

         (c)      Additional Provisions Related to Options.

         Except as provided in this Agreement, the Options are subject to the terms of the Plan and the Company's standard form of option agreement.

         (d) Other Options. During the Term of Employment, the Employee will be eligible to be granted options (in addition to the Options) to purchase shares of Common Stock at such price and subject to such terms as provided by the Plan, in the sole discretion of the Board of Directors of the Company.

Section 7.        Employee Benefits

         (a) Standard Benefits. During the Term of Employment, the Employee will be entitled to participate in all employee benefit programs of the Company, as such programs may be in effect from time to time, currently including without limitation, (a) the Company's medical, dental and vision plans (with standard employee payment) starting April 1, 2001, (b) life insurance in the amount of two (2) times the Employee's annual base salary, (c) short term disability insurance, the terms of which will be determined at the discretion of the Board, and (d) long term disability insurance in the amount of sixty percent (60%) of the Employee's annual base salary. During the Term of Employment, the Employee will also be entitled to participate in all retirement programs of the Company, as such programs may be in effect from time to time, including without limitation, the Company's 401(k) plan and Defined Benefit Cash Balance Plan (the "Qualified Pension Plan"). The Employee's participation in these plans will begin on July 1, 2001 with respect to the 401(k) plan, and on January 1, 2002 with respect to the Defined Benefit Cash Balance Plan.

         (b) Additional Benefits. In addition to the standard employee benefits set forth in Section 7(a) hereof, during the Term of Employment, the Employee will receive the following additional benefits: (i) an annual physical examination at no cost to the Employee, and (ii) an allowance for a leased automobile at a cost to the Company per year not to exceed four percent (4%) of the Employee's then-current annual base salary.

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         (c)      Supplemental Retirement Benefit.

                  (i) The Company will pay to the Employee (or his beneficiary) a non-qualified pension benefit which supplements the benefit payable to the Employee under the Qualified Pension Plan. The supplemental pension plan benefit will be paid from the general assets of the Company and will be equal to the benefit that would be payable to or on behalf of the Employee under the Qualified Pension Plan if it did not contain the limitations under sections 401(a) (17) and 415 of the Internal Revenue Code of 1986, as amended (the "Code"), less the benefit that is payable to or on behalf of the Employee under the Qualified Pension Plan.

                  (ii) The supplemental pension benefit shall be paid at the same time and in the same form as the benefit payable under the Qualified Pension Plan. The Employee's beneficiary for purposes of the payment of the supplemental pension benefit shall be the person (if any) entitled to a benefit under the Qualified Pension Plan in the event of the death of the Employee. The Employee shall become vested in the supplemental pension benefit hereunder at the same rate that he becomes vested in the benefits payable under the Qualified Pension Plan.

                  (iii) Notwithstanding any other provision of this Agreement, the supplemental pension benefit shall be payable to the Employee in accordance with the provisions of this Section 7(c) regardless of the reason for the termination of his employment with the Company.

Section 8.        Business Expenses

         All reasonable travel and other out-of-pocket expenses incidental to the rendering of services by the Employee hereunder will be paid by the Company and if expenses are paid in the first instance by the Employee, the Company will reimburse him therefor upon presentation of proper invoices; subject in each case to compliance with the Company's reimbursement policies and procedures.

Section 9.        Relocation Expenses

         All reasonable out-of-pocket expenses incidental to the relocation of the Employee to Connecticut (including without limitation, expenses related to closing costs on the purchase of a home, realtor fees associated with the sale of the Employee's residence in Canada, up to two (2) "points" of prepaid mortgage interest relating to the Employee's new home in Connecticut, temporary living expenses prior to a permanent move to Connecticut for up to a maximum of ninety (90) days, and moving expenses related to moving household goods from Canada and Kentucky to Connecticut), will be paid by the Company and if expenses are paid in the first instance by the Employee, the Company will reimburse him therefor upon presentation of proper invoices; subject in each case to compliance with the Company's reimbursement policies and procedures. All relocation expense reimbursements shall be grossed up to offset any incremental United States Federal and State of Connecticut tax liability incurred as a result of the reimbursement by the Company of relocation expenses.

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Section 10.       Vacations and Sick Leave

         The Employee will be entitled to holidays, reasonable vacation and reasonable sick leave each year, in accordance with policies of the Company, as determined by the Board of Directors, provided, however, that the Employee will be entitled to a minimum of four (4) weeks vacation per year.

Section 11.       Termination

         (a) Termination by the Company for Serious Cause. In the event of Serious Cause (as defined below), the Company may terminate the Employee's employment and the Term of Employment upon written notice of such termination stating the Serious Cause upon which the Company relies for its termination. The Employee's employment and the Term of Employment will be terminated effective as of the date specified in such notice, which will in no event be earlier than the effective date of such notice as provided in Section 21.

         "Serious Cause" means (i) the willful and continued failure by the Employee to perform substantially his duties hereunder, other than by reasons of health, after demand for substantial performance is delivered by the Company that identifies the manner in which the Company believes the Employee has not substantially performed his duties; (ii) the Employee will have been indicted by any federal, state or local authority in any jurisdiction for, or will have pleaded guilty or nolo contendere to, an act constituting a felony, (iii) the Employee will have habitually abused any controlled substance (such as narcotics or alcohol), or (iv) the Employee will have (A) engaged in acts of fraud, material dishonesty or gross misconduct in connection with the business of the Company, or (B) committed a material breach of this Agreement.

         (b) Termination by Employee for Good Reason. The Employee may terminate his employment and the Term of Employment in the event of Good Reason (as defined below) upon thirty (30) days' prior written notice of such termination stating the Good Reason upon which the Employee relies for his termination. The Employee's employment and the Term of Employment will be terminated effective as of the date specified in such notice, which in no event will be earlier than the effective date of such notice as provided in Section 21.

         "Good Reason" means (i) a reduction in the Employee's salary or benefits other than an across-the-board reduction affecting all members of senior management, (ii) a material reduction of the Employee's duties and significant responsibilities hereunder (not including reasonable changes in title or in corporate structure), (iii) a material breach of this Agreement by the Company, (iv) the relocation of the Employee's place of work more than thirty-five (35) miles away from its present location without the written consent the Employee, or (v) the Company's failure to renew this Agreement for any reason other than for Serious Cause or the death or Disability of the Employee.

         (c) Effect of Termination for Serious Cause or Without Good Reason. In the event of termination of the Employee's employment and the Term of Employment by the Company for Serious Cause or by the Employee without Good Reason, the Employee will forfeit all bonus

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amounts for the then current fiscal year, and the Company will be liable to the
Employee only for (i) any accrued but unpaid base salary and vacation, (ii) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), and (iii) reimbursement of business expenses incurred prior to the date of termination.

         (d) Death, Retirement, Disability. In the event of the death, Retirement or Disability of the Employee, the Employee's employment and Term of Employment will be terminated as of the date of such death, Retirement or Disability and the Company will pay the Employee, or the Employee's estate or legal representative, as appropriate, (i) any accrued but unpaid base salary and vacation, (ii) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), and (iii) reimbursement of business expenses incurred prior to the date of termination.

         "Disability" means the Employee's inability, for reasons of health, to carry out the functions of his position for a total of one hundred eighty (180) days during any twelve (12) month period. "Retirement" will mean retirement from employment upon or after attaining age sixty-five (65) or such earlier age agreed to by the Company.

         (e) Effect of Termination Without Serious Cause or With Good Reason. If
(i) the Company terminates the Term of Employment and the Employee's employment herein without Serious Cause, or (ii) the Employee terminates the Term of Employment and his employment hereunder for Good Reason, the Company will continue to pay the Employee his then-current base salary for a period of one
(1) year from the date of such termination. In addition, the Employee will be entitled to prompt payment of (A) any accrued but unpaid salary and vacation,
(B) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), (C) the Company's medical, dental and vision plans (with standard employee payment), life insurance in the amount of two (2) times the Employee's annual base salary (assuming Employee can be certified as insurable), long term disability insurance, and the allowance for a leased automobile for the period of one (1) year, and (D) reimbursement of business expenses incurred prior to the date of termination.

         (f) No Other Obligations. In the event of the termination of the Employee's employment and the Term of Employment pursuant to Sections 11 or 12 herein, the Company will have no obligations to the Employee other than those set forth in Sections 11 and 12 herein.

Section 12.       Change of Control

         (a) Effect of Termination. If (i) the employment of the Employee is terminated by the Company (or successor thereto) without Serious Cause or (ii) the Employee terminates employment with the Company (or successor thereto) for Good Reason, within the period commencing on the date that a Change of Control is formally proposed to the Company's Board of Directors and ending on the first anniversary of the date on which such Change of Control occurs, then the Employee will be entitled to receive (in lieu of the benefits described in Section 11): (1) any accrued but unpaid salary and vacation, (2) the Employee's then-current base salary for a period of eighteen (18) months from such termination, (3) any earned but unpaid bonus from a prior fiscal year(subject, if applicable, to the terms of any deferred compensation

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arrangements), (4) an amount equal to the targeted bonus for the fiscal year in which termination takes place, (5) the Company's medical, dental and vision plans (with standard employee payment), life insurance in the amount of two (2) times the Employee's annual base salary (assuming Employee can be certified as insurable), long term disability insurance, and the allowance for a leased automobile for the period of one (1) year, and (6) reimbursement of business expenses incurred prior to the date of termination.

         The Employee will not be entitled to any benefits or other entitlements under this section unless a Change of Control actually occurs.

         (b) Change of Control. A "Change of Control" of the Company will be deemed to have occurred if (i) any "person" (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportion as their ownership of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing an increase from less than Twenty Percent (20%) to Fifty Percent (50%) or more of the combined voting power of the Company's then outstanding securities ("Voting Securities"); (ii) during any period of not more than two (2) years, individuals who constitute the Board of Directors of the Company (the "Board") as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or
(iii) of this sentence) whose election by the Board of nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the stockholders of the Company approve a merger, consolidation or reorganization or a court of competent jurisdiction approves a scheme or arrangement of the Company, other than a merger, consolidation, reorganization or scheme which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least Fifty Percent (50%) of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, reorganization or scheme or arrangement, and such transaction is completed; or
(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or any agreement for the sale of substantially all of the Company's assets, and such transaction is completed.

Section 14.       Agreement Not to Compete or Solicit

         (a) Covenant Not to Compete. The Employee hereby covenants and agrees that at no time during the Term of Employment nor for a period of one (1) year immediately following the termination of the Employee's employment will he for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial

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interest in (except as provided in the next sentence), provide consulting or other services to, be employed by, or own, manage, operate or control any entity engaged in the vehicle parts business similar to the business engaged in by the Company or its subsidiaries at the time of such termination of employment. Notwithstanding the preceding sentence, the Employee will not be prohibited from owning less than one percent (1%) of any publicly traded corporation, whether or not such corporation is in competition with the Company.

         (b) Non-Solicitation. The Employee hereby covenants and agrees that, at all times during the Term of Employment and for a period of one (1) year immediately following the termination thereof, the Employee will not directly or indirectly employ or seek to employ any person or entity employed at that time by the Company or any of its subsidiaries, or otherwise encourage or entice such person or entity to leave such employment.

Section 15.       Confidential Information

         The Employee agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company or any affiliate of the Company, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company and any affiliate of the Company learned by him from the Company or any such affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Company, or any of its affiliates, whether during or after his period of service with the Company, except as may be required in the course of a legal or governmental proceeding. Upon request by the Company, the Employee agrees to deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company's or any affiliate's business and all property of the Company or any affiliate associated therewith, which he may then possess or have under his control.

Section 16.       Remedy

         (a) Should the Employee engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 14 or 15 hereof, it is agreed that the Company will be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining the Employee and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedy available to the Company will not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

         (b) The Employee acknowledges and agrees that the covenants contained in this Agreement are fair and reasonable in light of the consideration paid hereunder, and the invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement will not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable and if any such provision will be so determined to be invalid or unenforceable

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by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, will be reduced to a duration or geographical scope solely to the extent necessary to cure such invalidity.

Section 17.       Successors and Assigns

         This Agreement will be binding upon and inure to the benefit of the Employee, his heirs, executors, administrators and beneficiaries, and the Company and its successors and assigns.

Section 18.       Governing Law

         This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Connecticut, without reference to rules relating to conflicts of law.

Section 19.       Entire Agreement

         This Agreement constitutes the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements as to employment of the Employee. This Agreement cannot be amended, changed, modified or terminated without the written consent of the parties hereto.

Section 20.       Waiver of Breach

         The waiver of either party of a breach of any term of this Agreement will not operate nor be construed as a waiver of any subsequent breach thereof.

Section 21.       Notices

         Any notice, report, request or other communication given under this Agreement will be written and will be effective upon delivery when delivered personally, by overnight courier or by fax. Unless otherwise notified by any of the parties, notices will be sent to the parties as follows: (i) if to the Employee, at the address set forth in the Company's records, and (ii) if to the Company, to TransPro, Inc., 100 Gando Drive, New Haven, CT 06513, Attention:
Chairman of the Board.

Section 22.       No Reliance on Representations

         The Employee further acknowledges and affirms that he has not relied on any representations, whether oral or written, in determining to enter into this Agreement.

Section 23.       Severability

         If any one or more of the provisions contained in this Agreement will be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

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Section 24.       Counterparts

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as on the day and year first above written.


The Company:

TRANSPRO, INC.



By: ____________________________________
Name: Barry Banducci
Title: Chairman, TransPro, Inc. Board of Directors

Employee:



______________________________________
Charles E. Johnson


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